                                                                 Exhibit 10.1.26

                                PROMISSORY NOTE

$201,693.00                                                 Saint Paul Minnesota
                                                               November 20, 1997

     FOR VALUE RECEIVED, I hereby promise to pay to the order of Green Tree Financial Corporation ("Green Tree"), a Delaware corporation, on demand the sum of Two Hundred One Thousand Six Hundred Ninety-Three and 00/100 Dollars ($201,693.00), together with interest on the unpaid principal balance at the rate of 6.00% per annum from the date above until paid in full. Accrued interest shall be paid annually on December 31 of each year beginning in 1998. If demand is not sooner made, the unpaid principal amount of this note, together with all unpaid and accrued interest, shall be due and payable upon the earlier of: (i) 30 days after the date of my resignation or other termination of employment with Green Tree or any of its subsidiaries; or (ii) November 19, 2000.

     Payments made hereunder shall be made at 1100 Landmark Towers, Saint Paul, Minnesota, and shall be applied initially to accrued interest and, thereafter, to reduction of principal. This note may be paid in full or in part at any time without premium or penalty.




                                                     /s/ Bruce A. Crittenden
                                                     ---------------------------
                                                     Bruce A. Crittenden
                                                     10 Lake Court
                                                     North Oaks, Minnesota 55127